                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                       QUIXOTE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                            [LOGO]

            NOTICE AND AGENDA OF THE ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD WEDNESDAY, NOVEMBER 18, 1998
                              --------------------

TO THE STOCKHOLDERS OF QUIXOTE CORPORATION:

    The Annual Meeting of Stockholders of Quixote Corporation (the "Company") will be held on Wednesday, November 18, 1998, at 10:00 a.m., Central Standard Time, in the Assembly Room at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675 for the following purposes:

    1. To elect two (2) directors to serve for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2001;

    2. To approve an amendment to the Company's 1993 Long-Term Stock Ownership Incentive Plan;

    3.  To approve an amendment to the Company's 1991 Director Stock Option
       Plan;

    4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors; and

    5. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on September 21, 1998, will be entitled to notice of, and to vote at, the meeting.

    Stockholders are encouraged to attend the meeting in person. Whether or not you attend the meeting, your vote is important. As a cost-savings measure and an added convenience for the Company's stockholders, we are offering voting by telephone and the Internet this year. Registered holders and most "street name" holders will find instructions on the enclosed proxy card. We urge you to use either of the electronic voting alternatives available, or sign, date and mail the enclosed proxy card in the envelope provided at your earliest convenience. No postage is required if mailed in the United States.

    WE APPRECIATE YOUR COOPERATION AND WE THANK YOU.

                                          By order of the Board of Directors,

                                          /s/ Joan R. Riley

                                          JOAN R. RILEY
                                          SECRETARY

Chicago, Illinois
September 29, 1998

                                I M P O R T A N T
      A PROXY STATEMENT AND PROXY CARD ARE SUBMITTED WITH THIS NOTICE. ALL STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND TO VOTE PROMPTLY. STOCKHOLDERS ARE ENCOURAGED TO VOTE THEIR SHARES ELECTRONICALLY BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, OR SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A LIST OF STOCKHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING WILL BE AVAILABLE FOR INSPECTION BY ANY STOCKHOLDER FOR ANY PURPOSE GERMANE TO THE MEETING DURING ORDINARY BUSINESS HOURS FOR A PERIOD OF TEN DAYS PRIOR TO THE MEETING AT THE PRINCIPAL OFFICES OF THE COMPANY, ONE EAST WACKER DRIVE, 30TH FLOOR, CHICAGO, ILLINOIS.

                                  [LOGO]

                               SEPTEMBER 29, 1998

                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD WEDNESDAY, NOVEMBER 18, 1998

                              --------------------

PROXY SOLICITATION

    This Proxy Statement is furnished to stockholders of Quixote Corporation (the "Company"), on or about September 29, 1998, in connection with the solicitation of proxies on behalf of the Board of Directors to be voted at the Annual Meeting of Stockholders on Wednesday, November 18, 1998, at 10:00 a.m., Central Standard Time, in the Assembly Room at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, and at any adjournment thereof. The person voting the enclosed proxy may revoke it at any time before it is exercised by writing to the Secretary of the Company at its principal office, One East Wacker Drive, Chicago, Illinois 60601, or by attending the Annual Meeting and voting in person, in which case any prior proxy given will be automatically revoked.

    Properly executed proxies received prior to the meeting will be voted at the meeting. If a stockholder designates how the proxy is to be voted on any business to come before the meeting, the signed proxy will be voted in accordance with such designation. If a stockholder fails to designate how his or her proxy should be voted, the signed proxy will be voted: (1) FOR the election of the nominees named below as Directors; (2) FOR the approval of the amendment of the 1993 Long-Term Stock Ownership Incentive Plan (the "Long-Term Plan"); (3) FOR the approval of the amendment of the 1991 Director Stock Option Plan (the "Director Plan"); and (4) FOR the ratification of the appointment of PricewaterhouseCoopers L.L.P. as the Company's independent auditors.

    The costs of this solicitation will be paid by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting, Proxy Card and this Proxy Statement. The officers and employees of the Company and its subsidiaries may solicit proxies personally or by telephone and facsimile. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to the principals, and the Company will reimburse such persons for their reasonable out-of-pocket expenses. The Company has also retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies at a cost of approximately $7,500 plus reasonable out-of-pocket expenses.

VOTING AT THE ANNUAL MEETING

    Stockholders of record owning the Company's common stock, $.01 2/3 par value ("Common Stock"), at the close of business on September 21, 1998, will be entitled to vote at the Annual Meeting. On that date, 7,937,442 shares of Common Stock were outstanding. Each outstanding share of Common Stock entitles the holder to one vote upon each matter presented at the Annual Meeting. The affirmative vote of a majority of all of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the meeting is necessary to approve the amendment of the Director Plan, the amendment of the Long-Term Plan, and to ratify the selection of PricewaterhouseCoopers L.L.P., as independent auditors for the Company. The nominees for Director will be elected if they receive the affirmative vote of at least sixty percent of all votes entitled to be cast at this meeting.

    Shares voted as abstentions on any matter (or a "withhold vote for" as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. Abstentions and withheld votes have the effect of votes against a matter.

    Pursuant to the New York Stock Exchange rules, brokers who hold shares of Common Stock as nominees will have discretionary authority to vote those shares on the proposals. However, if a broker submits a proxy that indicates the broker does not have discretionary authority (known as "broker non-votes"), such non-votes will be counted as shares that are present and entitled to vote for purposes of determining a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. Accordingly, broker non-votes will have the effect of votes against a matter.

    While the Notice of Annual Meeting calls for the transaction of such other business as may properly come before the meeting, management has no knowledge of any matters to be presented for action by the stockholders except as already set forth. The enclosed proxy gives discretionary authority to the persons holding those proxies to vote in accordance with their best judgment as to any other business.

                             ELECTION OF DIRECTORS

    At the Annual Meeting, two (2) Directors are to be elected to serve three year terms until the Annual Meeting to be held in 2001 and until their successors are elected and qualified. The Company is soliciting proxies to vote for its nominees, William G. Fowler and Robert D. van Roijen, Jr., as Directors of the Company.

    All proxies will be voted in accordance with the stated instructions. If any nominee ceases to be a candidate for election for any reason, the proxy will be voted for a substitute nominee designated by the Board. The Board of Directors currently has no reason to believe that any nominee will be either unwilling or unable to serve as a Director if elected. Proxies given by stockholders cannot be voted for more than two (2) persons. The nominees for Director will be elected if they receive the affirmative vote of at least sixty percent (60%) of all votes entitled to be cast at this meeting.

INFORMATION CONCERNING NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE.

    The information appearing in this section in regard to age and principal occupation or employment has been furnished to the Company by the respective nominees for Director and by the respective Directors continuing in office. Information relating to the beneficial ownership of the Company's Common Stock by Directors and nominees for Director is set forth in the table on page 21.

                  NOMINEES FOR DIRECTOR FOR A THREE-YEAR TERM
                                EXPIRING IN 2001

    WILLIAM G. FOWLER

    Mr. Fowler, 70, is of counsel to the law firm of Van Cott, Bagley, Cornwall & McCarthy of Salt Lake City, Utah. He joined the Board in January 1973. Mr. Fowler is the Chairman of the Audit/Compensation Committee.

    ROBERT D. VAN ROIJEN, JR.

    Mr. van Roijen, 59, has been the President of Tox Financial Company, a private investment firm, since 1988. He was formerly associated with Control Laser Corporation, serving in various capacities from 1977 to 1987, including as Chairman of the Board and as President and Chief Executive Officer. Mr. van Roijen is also a director of Commonwealth Scientific; Applied Digital Technology; St. Leonard's Corporation; and Security Storage Company, and is a former director of Sonex Research, Inc. and AMBAR Corp. Mr. van Roijen has served as a Director of the Company since May 1993 and is a member of the Audit/Compensation Committee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF MR. FOWLER AND MR. VAN ROIJEN AS DIRECTORS OF THE COMPANY.

                         DIRECTORS CONTINUING IN OFFICE

    PHILIP E. ROLLHAUS, JR.

    Mr. Rollhaus, 64, is Chairman of the Board and the Chief Executive Officer of the Company. Mr. Rollhaus has served in these capacities and as a Director of the Company since the Company was founded in July 1969. Mr. Rollhaus also served as President of the Company from July 1969 until Mr. Leslie J. Jezuit's appointment to that office in January 1996. Mr. Rollhaus is Chairman and Chief Executive Officer of Energy Absorption Systems, Inc., a wholly-owned subsidiary of the Company. Mr. Rollhaus is a former member of the Board of Directors of the Keller Graduate School of Management and of DeVry, Inc. His current term as Director expires at the Annual Meeting to be held in 1999.

    LESLIE J. JEZUIT

    Leslie J. Jezuit, 52, has served as President and Chief Operating Officer of the Company since January 1996 and is also Vice Chairman and a Director of Energy Absorption Systems, Inc. Mr. Jezuit has served as a Director of the Company since May 1997. Prior to joining the Company, Mr. Jezuit served from 1991 to 1995 as President and Chief Operating Officer of Robertshaw Controls Company, a $500 million manufacturer of HVAC, appliance and pneumatic controls. He also served as Vice President and General Manager of the Cutler-Hammer division of Eaton Corporation (1985-1991); in various positions at Federal Signal Corporation, including Group President and Vice President of Corporate Development (1980-1985); as Vice President of Marketing at Mead Digital Systems (1975-1980); and in various management positions at the Graphic Systems Division of Rockwell International (1968-1975). Mr. Jezuit is a former member of the Board of Directors of Prospectus Plus, Inc. His current term as Director expires at the Annual Meeting to be held in 1999.

    JAMES H. DEVRIES

    Mr. DeVries, 66, has served as a Director of the Company since July 1969. Prior to his retirement from the Company in June 1997, Mr. DeVries served as Executive Vice President, General Counsel and Secretary of the Company, and as Secretary of Energy Absorption Systems, Inc. His current term as Director expires at the Annual Meeting to be held in 2000.

    LAWRENCE C. MCQUADE

    Mr. McQuade, 71, is Chairman of Qualitas International (since 1994). In addition, he serves as a Director of Bunzl P.L.C. (since 1991), of Oxford Analytica, Inc. (since 1988), of Eurotech, Ltd. (since 1998), and is a founding partner of River Capital International L.L.C. Mr. McQuade served as Chairman of the Czech & Slovak American Enterprise Fund from August 1995 to March 1996. Mr. McQuade was Vice Chairman of Prudential Mutual Fund Management, Inc. from 1988 through April 1995. He was Executive Vice President and a Director of W.R. Grace & Co. from 1975 to 1987. In 1967 to 1969 he served as Assistant Secretary, U.S. Department of Commerce. He is a graduate of Yale University, Oxford University (Rhodes Scholar), and Harvard Law School. Mr. McQuade has served as a Director of the Company since February 1992 and is a member of the Audit/Compensation Committee. His current term as Director expires at the Annual Meeting to be held in 2000.

AUDIT/COMPENSATION COMMITTEE

    The Audit/Compensation Committee recommends the accounting firm to be employed as the Company's independent auditors to the Board; consults with the auditors regarding the audit; reviews the auditors' report or proposed report and resulting letter of comments to management; consults with the auditors and management regarding the adequacy of internal controls; determines adjustments to salaries, bonuses and other forms of compensation (including stock option grants) afforded the principal officers of the Company and its subsidiaries; and considers any other matter relating to the Company's affairs that the Committee, in its discretion, deems appropriate. The Audit/Compensation Committee had three meetings during fiscal 1998. The Board of Directors does not have a nominating committee. The Board of Directors as a whole performs the functions normally performed by a nominating committee.

                REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

    In fiscal 1998, Directors who were also employees of the Company were paid a fee of $1,000 for each day of scheduled meetings of the Board, plus expenses. Non-employee Directors were paid a fee of $2,000 for each day of scheduled meetings of the Board and the Audit/Compensation Committee, plus traveling and related expenses, and $500 for each telephone conference meeting. There were four scheduled meetings (four meeting days) and five telephone conference meetings of the Board in fiscal 1998. Of the three Audit/Compensation Committee meetings in fiscal 1998, members of the Committee received compensation for only one telephone meeting in addition to compensation received for their attendance at scheduled Board meetings.

    Present and future Directors are eligible to receive stock options as granted from time to time by the Board of Directors pursuant to the Director Plan, subject to certain limits on the number of shares any individual Director may receive. Options are granted under the Director Plan at 100% of fair market value on the grant date and require continued service as a Director for at least one year from the grant date as a condition of exercise. On February 19, 1998, the Company granted each of the Directors options to purchase 10,000 shares of Common Stock at $8.34 per share.

    The Company maintains accidental death and disability insurance coverage in the amount of $500,000 on behalf of each of the non-employee Directors, payable to the designated beneficiary of each Director. The Company paid premiums of $600 for each Director to provide such insurance in fiscal 1998.

SUMMARY COMPENSATION TABLE

    The following table summarizes the total compensation earned or paid for services rendered in all capacities during each of the years ended June 30, 1998, 1997 and 1996, by the named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM COMPENSATION
                                                            ANNUAL COMPENSATION                           AWARDS
                                             --------------------------------------------------  ------------------------
                                                                                    OTHER        RESTRICTED
                                                                                   ANNUAL           STOCK      OPTIONS/
                                                         SALARY      BONUS     COMPENSATION(1)   AWARD(S)(2)     SARS
        NAME AND PRINCIPAL POSITION            YEAR        ($)        ($)            ($)             ($)          (#)
-------------------------------------------  ---------  ---------  ---------  -----------------  -----------  -----------
Philip E. Rollhaus, Jr ....................       1998    445,000    240,000        140,213         169,200       60,000
 Chairman and Chief Executive Officer,            1997    425,000    100,000        280,072         196,875       32,000
 Quixote Corporation and Energy Absorption        1996    425,000    130,000        101,706               0       42,000
 Systems, Inc.

Leslie J. Jezuit ..........................       1998    290,000    210,000        152,515         644,972       54,445
 President and Chief Operating Officer,           1997    275,000    100,000        177,501         157,500       25,000
 Quixote Corporation; Vice Chairman, Energy       1996    137,500     70,000         35,411               0       55,000
 Absorption Systems, Inc.

George D. Ebersole ........................       1998    225,000    120,000         54,571               0       25,000
 President and Chief Operating Officer,           1997    215,000     75,000         32,825               0       10,000
 Energy Absorption Systems, Inc.                  1996    215,000    100,000         26,506               0       15,000

Daniel P. Gorey ...........................       1998    165,000     80,000         89,772          42,300       30,000
 Vice President, Chief Financial Officer          1997    155,000     40,000        137,727         500,323       15,000
 and Treasurer(4)

Joan R. Riley .............................       1998    125,000     45,000         46,117         356,996       18,000
 General Counsel and Secretary(5)

                                                  ALL OTHER
                                               COMPENSATION(3)
        NAME AND PRINCIPAL POSITION                  ($)
-------------------------------------------  -------------------
Philip E. Rollhaus, Jr ....................           5,000
 Chairman and Chief Executive Officer,                3,200
 Quixote Corporation and Energy Absorption            3,000
 Systems, Inc.
Leslie J. Jezuit ..........................           5,000
 President and Chief Operating Officer,               3,200
 Quixote Corporation; Vice Chairman, Energy               0
 Absorption Systems, Inc.
George D. Ebersole ........................           4,007
 President and Chief Operating Officer,               3,050
 Energy Absorption Systems, Inc.                      3,000
Daniel P. Gorey ...........................           5,737
 Vice President, Chief Financial Officer              1,674
 and Treasurer(4)
Joan R. Riley .............................           5,495
 General Counsel and Secretary(5)

------------------------------

(1) The amounts disclosed include (a) cash paid under the Quixote Corporation Long-Term Stock Ownership Incentive Plan (the "Long-Term Plan") to cover the federal, state and other taxes arising from the restricted stock issued in the fiscal year to the named Executive Officers pursuant to the retirement plan provisions of the Long-Term Plan and, (b) cash paid to cover the federal, state and other taxes arising from a restricted stock award granted on August 20, 1998 to Messrs. Rollhaus, Jezuit, Gorey and Ms. Riley for their work related to the Company's discontinued operations. The amounts disclosed for Messrs. Rollhaus and Jezuit also include compensation of $4,000 paid to them for their services as Directors of the Company. Perquisites and other personal benefits are disclosed for Mr. Gorey, including an automobile allowance of $14,746 in 1998 and $13,438 in 1997. The aggregate amount of perquisites and other personal benefits for Messrs. Rollhaus, Jezuit, Ebersole and Ms. Riley did not exceed the lesser of $50,000 or ten percent (10%) of the total annual salary and bonus reported for each of them and, therefore, is not included.

(2) The amounts disclosed for Messrs. Rollhaus, Jezuit, Gorey and Ms. Riley include the dollar value of the stock awards granted to them on August 20, 1998. The fair market value on the date of grant was $14.10. The total number of shares awarded are as follows: Mr. Rollhaus - 12,000 shares; Mr. Jezuit - 8,000 shares; Mr. Gorey - 3,000 shares; Ms. Riley - 2,000 shares. The restricted shares are fully vested, but are subject to transfer restrictions until February 20, 1999 at which time they shall become unrestricted shares. Dividends will be paid on the restricted stock. The 1997 amount disclosed for Mr. Gorey also includes the dollar value of a restricted stock award of 12,000 shares granted to him on June 25, 1997. The fair market value of the shares on the date of grant was $7.88. These restricted shares are fully vested but subject to transfer restrictions until June 25, 1998 at which time 50% of the shares became unrestricted shares. On June 25, 1999 all restrictions shall lapse. Dividends are paid on the restricted stock.

    The 1998 amounts disclosed for Mr. Jezuit and Ms. Riley include the dollar value of restricted stock awards granted to them on February 19, 1998 under the retirement plan provisions of the Long-Term Plan (calculated at the Current Market Price of $8.396 per share of the Company's Common Stock on that date). The number of shares covered by the award and the number vested are as follows: Mr. Jezuit - 63,384/5,762 shares; Ms. Riley - 39,161/2,176 shares. The 1997 amount disclosed for Mr. Gorey includes the dollar value of a restricted award of 51,409 shares granted to him on June 30, 1997 under the retirement plan provisions of the Long-Term Plan (calculated at the Current Market Price of $7.894 per share of the Company's Common Stock on that date) of which 5,712 shares are vested. Restrictions on the issuance and transferability of such restricted stock is described below. In addition to the amounts disclosed, restricted stock awards also were granted to Messrs. Rollhaus and Ebersole in 1993 pursuant to the retirement plan provisions of the Long-Term Plan. The number of shares covered by these restricted stock awards and the number of shares vested, respectively, are as follows: Mr. Rollhaus - 91,530/91,530 shares; Mr. Ebersole - 37,037/31,746 shares. Pursuant to the terms of the Long-Term Plan, the remaining restricted stock covered by the 1993 award to Mr. Ebersole will be issued on June 30, 1999, subject to the continuation of employment and transferability restrictions described below, and subject further to the Company's right to terminate the agreement at any time after June 30, 1998. The remaining restricted stock covered by the awards granted to Mr. Jezuit, Mr. Gorey and Ms. Riley will be issued in equal annual installments on June 30 of the next ten, sixteen, and seventeen years, respectively, subject to the continuation of employment and transferability restrictions described below, and subject to the Company's right to terminate Mr. Jezuit's and Ms. Riley's agreement at any time after July 1, 2003 and, in the case of Mr. Gorey, at any time after July 1, 2002.

    In order to receive an annual issuance of restricted stock, the executive must be employed by the Company or its subsidiaries on the last day of the fiscal year in which such stock is to be issued (except in the case of his death, disability or termination of employment other than for cause). The executive may not sell or transfer any restricted stock received under the Long-Term Plan until the earlier of the date his employment is terminated or the date he reaches retirement age (whether he actually retires at that time or not). Pursuant to the terms of the Long-Term Plan, dividends are paid only on shares of restricted stock issued and delivered to the named Executive.

    The number and value of each employee's aggregate restricted stock holdings, as of June 30, 1998 were as follows: Mr. Rollhaus - 116,030/$1,421,367; Mr. Jezuit - 23,762/$291,084; Mr. Gorey - 14,712/$180,222; Mr. Ebersole -
    31,746/$388,888; Ms. Riley - 7,669/$93,945.

(3) Amounts shown for the named Executive Officers for fiscal 1998 are matching contributions by the Company under the Company's 401(k) Plan.

(4) Mr. Gorey was appointed Chief Financial Officer of the Company in November, 1996.

(5) Ms. Riley was designated an Executive Officer of the Company in August,
    1998.

STOCK OPTION GRANTS IN FISCAL YEAR 1998

    The following table shows the options granted to the named Executive Officers during fiscal 1998 and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with SEC rules. The information in this table shows how much the named Executive Officers may eventually realize in future dollars under three hypothetical situations: if the price of the Company's Common Stock does not increase, and if the stock gains 5% or 10% in value per year, compounded over the life of the options. These amounts represent assumed rates of appreciation, and are not intended to forecast future appreciation of the Company's Common Stock.

    The options described in this table have exercise prices equal to the current market value of a share of Common Stock on the date they were granted. Unless the Company's stock price appreciates and the recipient continues to be employed until the options vest, the options will have no value.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                         POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                                  INDIVIDUAL GRANTS                     ANNUAL RATES OF STOCK
                                                ------------------------------------------------------  PRICE APPRECIATION FOR
                                                               % OF TOTAL                                   OPTION TERM(2)
                                                  OPTIONS    OPTIONS GRANTED  EXERCISE OR               ----------------------
                                                  GRANTED    TO EMPLOYEES IN  BASE PRICE   EXPIRATION       0%
                     NAME                         (#)(1)       FISCAL YEAR      ($/SH)        DATE          --         5%($)
----------------------------------------------  -----------  ---------------  -----------  -----------               ---------
Philip E. Rollhaus, Jr........................      25,000            9.3%          8.00     08/28/02            0      55,256
                                                    10,000            3.7%          8.34     02/19/08            0      52,450
                                                    25,000            9.3%          8.34     02/19/03            0      57,605

Leslie J. Jezuit..............................      20,000            7.5%          8.00     08/28/02            0      44,205
                                                     4,445            1.7%          8.00     08/28/07            0      22,363
                                                    20,000            7.5%          8.34     02/19/03            0      46,084
                                                    10,000            3.7%          8.34     02/19/08            0      52,450

George D. Ebersole............................      10,000            3.7%          8.00     08/28/02            0      22,103
                                                    15,000            5.6%          8.34     02/19/03            0      34,563

Daniel P. Gorey...............................      15,000            5.6%          8.00     08/28/02            0      33,154
                                                    15,000            5.6%          8.34     02/19/03            0      34,563

Joan R. Riley.................................       8,000            3.0%          8.00     08/28/02            0      17,682
                                                    10,000            3.7%          8.34     02/19/03            0      23,042


                     NAME                        10%($)
----------------------------------------------  ---------
Philip E. Rollhaus, Jr........................    122,102
                                                  132,918
                                                  127,291
Leslie J. Jezuit..............................     97,682
                                                   56,673
                                                  101,833
                                                  132,918
George D. Ebersole............................     48,841
                                                   76,375
Daniel P. Gorey...............................     73,261
                                                   76,375
Joan R. Riley.................................     39,073
                                                   50,917

------------------------------

(1) The options which expire on August 28, 2002 and February 19, 2003 were granted on August 28, 1997 and February 19, 1998 respectively, under the Long-Term Plan and the options which expire August 28, 2007 and February 19, 2008 were granted on the same dates under the Director Plan. All options were granted at the Current Market Price (as defined in the Plans) on such dates. The options granted on August 28, 1997 become exercisable in one-third installments, beginning one year after the grant and the options granted on February 19, 1998 become exercisable in one-half installments beginning one year after grant. All option rights under the Long-Term Plan lapse upon termination of employment except for limited exercise periods. In the event of a change in control of the Company (as defined in the Long-Term Plan and Director Plan), the Plans give each optionee the right, within 30 days of such change in control, to exercise his options, notwithstanding the other provisions of the Plans.

(2) The potential realizable value to all stockholders at the appreciation rates of 0%, 5% and 10% would be $0, $26,657,681 and $58,906,504 (based on shares outstanding at June 30, 1998 and assuming such shares were purchased for $12.25 on June 30, 1998 and held until June 30, 2003).

AGGREGATED OPTION EXERCISES AND OPTION VALUES TABLE

    The following table shows information concerning the exercise of stock options by each of the named Executive Officers during fiscal 1998, and the value of all remaining exercisable and unexercisable options at June 30, 1998, on a pre-tax basis.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                            VALUE OF UNEXERCISED
                                                                              NUMBER OF UNEXERCISED      IN-THE-MONEY OPTIONS/ SARS
                                                                            OPTIONS/SARS AT 6/30/98(#)        AT 6/30/98($)(1)
                                        SHARES ACQUIRED   VALUE REALIZED   ----------------------------  --------------------------
                NAME                    ON EXERCISE(#)          ($)        EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
-------------------------------------  -----------------  ---------------  -----------  ---------------  -----------  -------------
Phillip E. Rollhaus, Jr..............          6,000            14,220        188,500         60,000        649,625       243,100
Leslie J. Jezuit.....................              0                 0         80,000         54,445        326,875       221,191
George D. Ebersole...................          5,000            13,125         20,000         25,000         86,250       101,150
Daniel P. Gorey......................         10,000            56,250         16,925         30,000         52,119       122,400
Joan R. Riley........................              0                 0         16,925         18,000         73,369        73,100

------------------------------

(1) Based on the closing price of the Company's Common Stock as reported on the NASDAQ-NNMS on June 30, 1998 ($12.25).

EMPLOYMENT AGREEMENTS AND TERMINATION BENEFITS

    The Company has an employment agreement with Philip E. Rollhaus, Jr. that was entered into in February 1989 (the "Employment Agreement"). The Company also has a change of control agreement with each of Philip E. Rollhaus, Jr., Leslie
J. Jezuit, Daniel P. Gorey, Joan R. Riley and George D. Ebersole that were entered into as of December 1, 1997 (the "Change of Control Agreements"). The Employment Agreement and Change of Control Agreements are collectively referred to as the "Agreements". The Board of Directors believes that the Agreements assure fair treatment of the Executive Officers in relation to their careers with the Company by assuring them of some financial security. The Agreements also protect the stockholders by encouraging the Executive Officers to continue their attention to their duties without distraction in a potentially disturbing circumstance and neutralizing any bias they might have in evaluating proposals for the acquisition of the Company.

    Mr. Rollhaus' Employment Agreement, amended in June 1991, provides for an initial three-year term with an automatic one-year extension of such term each year on the Agreement's anniversary date unless the Board of Directors should previously determine not to extend the term. The Employment Agreement was automatically extended in June 1998 for one year. In addition to providing for the payment of a base annual salary included in the above summary compensation table and other employee fringe benefits, Mr. Rollhaus' Employment Agreement provides for special separation pay and benefits in the event of termination of his employment under certain circumstances. The Employment Agreement provides that upon termination, Mr. Rollhaus will receive his base salary through the termination date determined in accordance with such Agreement. If his employment is terminated due to disability, his Employment Agreement provides for a separation payment equal to two times the sum of the annual base salary and the average of his yearly bonus payments over the preceding two years. If the Company terminates Mr. Rollhaus' employment other than for cause or disability prior to a change in control of the Company, the Employment Agreement provides that the Company will pay Mr. Rollhaus a separation payment equal to twice his base salary. Upon such termination, Mr. Rollhaus must be offered continued participation in (or comparable replacement of) retirement and group insurance benefits through the later of the expiration of the term of the Employment Agreement or the date of termination. The Employment Agreement further provides that if any excise tax is imposed pursuant to Section 4999 of the Internal Revenue Code on any payments to be received by Mr. Rollhaus pursuant to the Employment Agreement or otherwise (the "Total Payments"), any severance payments will be reduced to the extent necessary so that no portion of the Total Payments is subject to the excise tax.

    The Change of Control Agreements provide if, within three (3) years after a change of control of the Company, the employment of the executive is terminated other than (i) by death or disability, (ii) by the Company or employing subsidiary for cause, or (iii) by the executive's voluntary resignation not constituting a constructive termination as defined in the Agreement, the Company will pay the executive a separation payment equal to 300% of the sum of his base salary and average yearly bonus payment for the last two years. The Agreements define a "change of control" as a change in the stock ownership of a magnitude which requires the filing of reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For the purposes of the Agreements, a "change of control" shall be deemed to have occurred if any of the following occur: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
Act) is or becomes the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; (ii) if during any period of two consecutive years, there is a change in the composition of the Board of Directors of the Company such that 50% of the non-employee Board members have not been slated by the Board; (iii) a consolidation or merger occurs and the Company is not the surviving company or the Company sells all or substantially all of its assets; or (iv) the Company is liquidated or dissolved. The term "constructive termination" is generally defined by the Agreements to mean any unfavorable change in the executive's or employee's position, duties, compensation or benefits and "cause" is generally defined as willful conduct of an executive or employee demonstrably injurious to the Company or employing subsidiary. The Agreements also contain provisions for the payment of legal expenses incurred by the executives and the employees as a result of any termination of employment after a change in control.

                        REPORT OF THE AUDIT/COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

    The Audit/Compensation Committee (the "Compensation Committee" or "Committee") of the Board of Directors of the Company, composed of three independent, non-employee Directors (see page 12), is responsible for reviewing the recommendations of the Chairman and Chief Executive Officer and the President and Chief Operating Officer and determining the compensation and other remuneration afforded the Officers of the Company, collectively referred to as the "Executive Officers." Executive compensation determinations of the Committee are reviewed and approved by the entire Board. Action regarding awards under the 1993 Long-Term Stock Ownership Incentive Plan (the "Plan") are made solely by the Compensation Committee in compliance with Rule 16b-3 of the Securities Exchange Act.

COMPENSATION PRINCIPLES AND POLICIES OF THE COMPANY

    The Compensation Committee is charged with the responsibility to assure that the Officers of the Company are compensated in accordance with the philosophy and policies of the Company. This philosophy and its attributes historically are calculated to grow the Company and enhance the value of its shares. Philip E. Rollhaus, Jr., founder, Chairman of the Board and Chief Executive Officer, has directed the management team through all 29 years of the Company's existence. During fiscal 1998, the Board and management have implemented a restated corporate goal consolidating and expanding the Company's highway and transportation safety businesses.

    The financial results for fiscal 1998, reflecting the first full fiscal year of operations as a highway and transportation safety business, were impressive. The Company achieved record sales and earnings from continuing operations for the fiscal year, with sales increasing 24% and earnings more than doubling. The Company's record performance reflected strong internal growth driven by the demand for the Company's many products, including several new models. In furtherance of the restated Company goal, the Company also completed two strategic acquisitions which not only expanded its product lines, but also provided the opportunity to enter new sectors of the highway safety market.

    In addition to considering the Company's profitability for the year, the Compensation Committee critically evaluates management's performance in dealing with competition and economic issues, as well as performance in implementing the Company's long-term strategies. Share value depends in large part upon such performance. Accordingly, the attainment of strategic objectives and enhanced long-term financial results are significant in the Committee's evaluation process.

    The Committee continues regularly to engage the services of an independent compensation consultant to evaluate compensation levels and to advise it regarding competitive influences and peer entities upon compensation policies. The Company's compensation program includes base salary and the consideration of annual bonus and stock option awards. All three components are material and interrelated in determining the total compensation of executives. This program provides incentives compatible with current and long-term management goals of the Company and its competitiveness in the marketplace, while recognizing individual performance. The ultimate objective of the program is the enhancement of shareholder value. The Committee believes that an effective compensation policy requires that a significant portion of each officer's compensation be at risk in the form of a bonus and stock options. This has been accomplished. The Executive Officer group owns approximately 477,692 shares of Company Common Stock, or an average of about 95,538 common shares per Executive Officer.

BASE SALARY AND ANNUAL BONUS

    The annual review and adjustments, as appropriate, of each officer's base salary takes into account the officer's performance as well as substantive modifications affecting the officer's responsibilities. The review also considers competitive opportunities for executives both within and without the Company's current industry and its desire to retain and groom its executives for greater duties and responsibilities.

    All things considered, including the higher levels of revenue and earnings through management's skill and dedication, as well as the introduction of new products and acquisitions, the Committee recommended, and the Board approved, reasonable cost-of-living adjustments to the executive salaries and cash bonuses reflective of these enhancements. Fair executive bonuses place a significant portion of total annual compensation at risk. Accordingly, Mr. Rollhaus' salary was increased from $445,000 in fiscal 1998 to $465,000 in fiscal 1999 and he received a cash bonus of $240,000.

    For fiscal 1998, the Committee also recommended, and the Board approved, a stock award at the market price of $14.10. The award recognized the work of four executives relating to the Company's discontinued operations, including the successful settlement of several legal issues, and the resulting benefits to the Company. The Board felt a stock award, in lieu of a cash bonus, better aligned our executives with the continuing task of improving earnings and, in turn, shareholder value.

STOCK OPTIONS

    As a corporate practice the Company utilizes stock options, granted pursuant to the 1993 Long-Term Stock Ownership Incentive Plan, as one of the three components of the Company's management compensation package. Stock options universally are accepted as an incentive to increase the Company's value. Options generally vest over a three-year period and are exercisable over a specified period of time following the date of grant, which is typically five years. Option recipients must be employed by the Company at the time of vesting and at the time the options are exercised. The Company cannot attract and retain highly talented and qualified management employees without granting stock options. For the last three fiscal years, the Company has granted options to employees to purchase an annual average of 186,000 shares at the market price on the date of grant. In fiscal 1998, the Committee granted Mr. Rollhaus employee options to purchase 50,000 shares of the Company's Common Stock at the fair market value of such stock on the date of grant. This option award is a discretionary assessment of his future role in contributing to the long-term growth of the Company and as an incentive to insure his strong interest in providing enhancement of stock value.

STOCK BASED RETIREMENT PLAN

    The Company maintains a stock-based retirement plan (the "Retirement Plan"), which is a component of its 1993 Long-Term Stock Ownership Incentive Plan, to provide its executives with a competitive retirement program.

    Under the Retirement Plan, which is in lieu of any supplemental executive retirement program, the Compensation Committee makes annual awards of Company stock to selected key executives. The share awards, together with a cash award intended to cover the concomitant income tax burden, are calculated under accepted actuarial principles as the number required to provide a targeted competitive retirement benefit. The targeted benefit, however, will be achieved at retirement only if the value of the Company's stock grows at a sustained compounded level established by the Board. Furthermore, in order to receive each year's award, the executive must remain in the employ of the Company through the end of the fiscal year in which it is awarded (except in the case of the Officer's death, disability or termination of employment other than for cause during that year), and he or she must have retained all shares previously awarded under the Retirement Plan. The Compensation Committee believes that the Retirement Plan mutually benefits the Company, its stockholders and its most senior executives.

OTHER COMPENSATION

    The Company has an Incentive Savings Plan (the "Plan") which offers all employees (subject to certain eligibility requirements), including the named Executive Officers, tax advantages pursuant to Section 401(k) of the Internal Revenue Code. During fiscal year 1998, the Company made a matching contribution to the Plan of $.50 on each dollar of the first 7% of compensation contributed by the participant, subject to legal maximums imposed by the Internal Revenue Code. Contributions are made by participants by means of a payroll deduction program. The total aggregate amount of the Company's matching contribution for the named Executive Officers is included in the Summary Compensation Table on page 5.

    The Company maintains an Exec-U-Care Medical Reimbursement Plan which provides additional health and life insurance protection for certain Officers of the Company and its subsidiaries, in addition to the group health and life insurance policies provided to all employees. The participants in the Exec-U-Care Plan include Messrs. Rollhaus, Jezuit, Ebersole, Gorey and Ms. Riley. The total aggregate cost to the Company during fiscal year 1998 under the Plan for those Executive Officers was less than $35,000.

LIMITATION ON DEDUCTIBILITY OF COMPENSATION

    In 1993, the tax laws were amended by the addition of Section 162(m) of the Internal Revenue Code. Effective for fiscal years beginning after 1993, that Section limits the deductibility of compensation paid by a publicly-held company to its chief executive officer and to the four other Officers who are most highly compensated. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. No Executive Officer other than Mr. Rollhaus was affected by this limitation in fiscal 1998.

                                          AUDIT/COMPENSATION COMMITTEE
                                          William G. Fowler, Chairman
                                          Lawrence C. McQuade
                                          Robert D. van Roijen, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are William G. Fowler, who serves as Chairman, Lawrence C. McQuade and Robert D. van Roijen, Jr.

COMMON STOCK PERFORMANCE GRAPH

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
               AMONG QUIXOTE CORPORATION, THE RUSSELL 2000 INDEX,
                       THE NASDAQ NON-FINANCIAL INDEX AND
              THE S&P MANUFACTURING (DIVERSIFIED INDUSTRY) INDEX.

    The following graph compares the five year cumulative total return of the Company's Common Stock with the Russell 2000 Index, the Nasdaq Non-Financial Index and the Standard & Poor's Manufacturing (Diversified Industry) Index assuming the investment of $100 on June 30, 1993 and the reinvestment of dividends. For fiscal 1998, The Company changed the industry index it uses for comparison purposes from the S & P Manufacturing (Diversified Industry) Index to the Nasdaq Non-Financial Index. This change reflects the Company's decision to focus solely on the highway and transportation safety industry since the sale of its disc manufacturing business in March 1997.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
               AMONG QUIXOTE CORPORATION, THE RUSSELL 2000 INDEX
                 THE S&P MANUFACTURING (DIVERSIFIED) INDEX AND
                         THE NASDAQ NON-FINANCIAL INDEX
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                QUIXOTE CORPORATION         RUSSELL 2000           S & P MANUFACTURING (DIVERSIFIED)
6/93                             $100.00            $100.00                                        $100.00
6/94                             $153.58            $104.24                                        $111.70
6/95                              $95.16            $125.23                                        $147.70
6/96                              $52.93            $155.13                                        $188.45
6/97                              $64.65            $180.61                                        $279.80
6/98                             $101.49            $214.50                                        $301.66

               NASDAQ NON-FINANCIAL
6/93                             $100.00
6/94                              $97.54
6/95                             $134.02
6/96                             $170.17
6/97                             $200.00
6/98                             $262.27

* $100 INVESTED ON 6/30/93 IN STOCK OR INDEX-
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING JUNE 30.

                CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

    See "Employment Agreements and Termination Benefits" and the "Summary Compensation Table" for a description of certain transactions and business relationships involving management of the Company. In addition, James H. DeVries, a Director of the Company and its former Executive Vice President and General Counsel, has an arrangement to provide consulting services in connection with certain litigation matters. Mr. DeVries received $90,680.00 in fiscal 1998 in connection with his services to the Company.

                           APPROVAL OF THE AMENDMENT
                           OF THE QUIXOTE CORPORATION
                 1993 LONG-TERM STOCK OWNERSHIP INCENTIVE PLAN

    The Board of Directors has adopted, subject to approval of the stockholders, certain amendments to the 1993 Long-Term Stock Ownership Incentive Plan (the "Long-Term Plan"). The first amendment increases the aggregate number of shares available for grant under the Long-Term Plan from 1,015,000 shares to 1,280,000 shares, an increase of 265,000 shares, in order to assure that an adequate number of shares is available for grant during the remainder of the term of the Long-Term Plan. There are currently 118,896 shares available for option grants under the Long-Term Plan. The Long-Term Plan expires June 30, 2003, except that options may not be granted after August 19, 2001. A second amendment to the Long-Term Plan restricts the ability of the Audit/Compensation Committee to reprice options for no more than ten percent (10%) of the outstanding options granted under the Long-Term Plan. No other amendments are being made to the Long-Term Plan.

    The purpose of the Long-Term Plan is to advance the growth and prosperity of the Company and its Subsidiaries by providing officers and key employees with additional incentives. The Company's management believes that the Company's future success and profitability will depend to a great extent on its ability to continue to attract, retain and motivate highly qualified individuals and that an effective compensation policy for these individuals includes not only a competitive annual salary, but also long-term incentives linked to stockholder return and Company performance. The Company believes an important role is played by stock-based incentives in retaining the services of outstanding personnel and in encouraging such employees to have greater personal financial investment and stock ownership in the Company.

    Because the granting of Options (as defined below) and other Awards (as defined below) under the provisions of the amended Long-Term Plan will continue to be entirely in the discretion of the Audit/Compensation Committee, it is not possible to designate the employees to whom Awards will be granted under the amended Long-Term Plan or the number of shares to be covered by such Awards. It is expected that the aggregate number of persons eligible to participate under the Long-Term Plan will not exceed 50. Grants of Awards under the Long-Term Plan made during the year ended June 30, 1998 are shown in the table on page 7.

    The following is a summary of the principal provisions of the Long-Term Plan. Capitalized terms used in this summary which are not defined herein have the meanings ascribed to them in the Long-Term Plan. A copy of the Long-Term Plan will be available at the forthcoming Annual Meeting of Stockholders or in advance of the meeting to any stockholder to whom this Proxy Statement is furnished upon written or oral request directed to: Joan R. Riley, Secretary, Quixote Corporation, One East Wacker Drive, Chicago, Illinois 60601; telephone number (312) 467-6755.

GENERAL INFORMATION

    The Long-Term Plan provides for the granting of stock options and retirement awards (payable in cash and stock) (collectively, the "Awards"). Such Awards, which will expire not more than 10 years after their respective Grant Dates, may be granted alone or in conjunction with one or more other Awards.

    Options may be granted to any employee (including officers) of the Company or of any of its subsidiaries. Retirement Awards (as defined below) may be granted only to key executives who have completed ten (10) years of continuous service for the Company or its subsidiaries although the Audit/Compensation Committee may, in its discretion, waive the ten (10) year service requirement under appropriate circumstances.

SCOPE OF THE LONG-TERM PLAN

    The Long-Term Plan provides that an aggregate of 1,015,000 shares of the Company's Common Stock are available and reserved for delivery on account of Awards and the exercise of Awards, with 665,000 shares of Common Stock available and reserved for delivery on account of options and 350,000 shares of Common Stock available and reserved for delivery on account of Retirement Stock Awards (as defined below). If any Award expires or terminates without having been exercised or distributed in full or is forfeited, the shares of Common Stock associated with such expired or terminated Award shall become available for other Awards. The amendment will add 265,000 shares of the Company's Common Stock to the Long-Term Plan, with all of those shares of Common Stock reserved and available for delivery on account of options.

    Common Stock issued under the Long-Term Plan may be either newly issued shares, shares purchased on the open market, treasury shares or any combination thereof. In addition, certain benefits under the Long-Term Plan may be payable in cash.

PLAN ADMINISTRATION

    Except for certain duties and responsibilities expressly reserved by the Board or delegated to another committee pursuant to the terms of the Long-Term Plan, the Long-Term Plan will be administered by a committee of the Board composed of not less than three directors who are not employees of the Company (the "Committee"). The Committee under the Long-Term Plan is the Audit/Compensation Committee, whose members are identified on page 12.

    Among other things, the Committee has exclusive discretion (subject to the provisions of the Long-Term Plan): to select the persons to whom, and the times when, Awards are to be granted, as well as the type, size and terms of such Awards; within certain limits, to modify the terms of any Award which has been granted; to interpret the Long-Term Plan and prescribe rules and regulations thereunder; to accelerate the exercisability of, and to waive the restrictions and conditions applicable to, Awards; and, subject to certain restrictions, to extend the time during which Awards may be exercised, but not beyond 10 years after the Grant Date of an Award. The determinations of the Committee are conclusive and final. No Committee member is liable for any action or determination made in good faith.

    The Long-Term Plan currently allows the Audit/Compensation Committee to cancel, with the consent of a grantee, outstanding awards and to grant new awards in substitution, thereby allowing the Audit/Compensation Committee to reprice options. The amendment of the Long-Term Plan would restrict the ability of the Audit/Compensation Committee to reprice options for no more than ten percent (10%) of the outstanding options granted under the Long-Term Plan.

AWARDS UNDER THE LONG-TERM PLAN

    STOCK OPTIONS. The Long-Term Plan provides both for incentive stock options ("ISOs") specifically tailored to the provisions of the Internal Revenue Code of 1986 (the "Code") and for options not qualifying as ISOs ("Non-Qualified Options"), each of which may (but need not) be granted in conjunction with other Awards.

    Pursuant to the Long-Term Plan, the Committee shall determine the exercise price to be paid by an optionee (the "Option Price") for each share issued in connection with an ISO or a Non-Qualified Option (collectively referred to as "Options"). The Option Price cannot be less than 100% of the Current Market Value of the Common Stock on the Grant Date. Payment of the Option Price may be made in cash or through the exchange of Common Stock held by the optionee for at least six months. The Committee may allow a grantee to use a Company loan to fund the amounts needed for the Option Price.

    The fair market value of ISOs granted under the Long-Term Plan and exercisable for the first time by a grantee during a particular calendar year shall not exceed, in the aggregate, $100,000. Such fair market value shall be determined as of the date on which the ISOs are granted. Non-Qualified Options are not subject to this restriction.

    If an optionee ceases to be employed by the Company or any Subsidiary for any reason other than his death, total disability or retirement, the optionee may, at the discretion of the Committee, be granted the right to exercise any Option at any time within thirty (30) days after such termination, to the extent the right to exercise such option has accrued, such Option has not previously been exercised and such Option has not expired; PROVIDED, HOWEVER, that if the optionee's employment is terminated by the Company or any Subsidiary for cause, fraud, breach of fiduciary duty, or other dishonesty, the optionee's rights to exercise any option shall expire on the last day of his employment. If an optionee retires and such optionee has been in the employ of the Company or a Subsidiary continuously from the date such Option was granted until retirement, the optionee may, within the three (3) month period after such retirement, exercise such Option to the extent that such three month period is included in the remainder of the applicable Option's term. If an optionee dies or becomes totally disabled while employed by the Company or a Subsidiary and previously has not fully exercised his or her Options, his or her Options may be exercised to the extent that those Options had not previously been exercised, at any time within one year after his death or disability (absent earlier expiration of the Option) by the optionee or his legally appointed guardian, in the case of disability, or in the case of an optionee's death, by the executors or administrators of his or her estate or the person who acquires the Option directly from the optionee by bequest or inheritance.

    RETIREMENT AWARDS. Under the Long-Term Plan, the Committee may make awards of Company Common Stock ("Retirement Stock Awards") and cash sufficient to pay the federal, state and other taxes arising from such awards ("Retirement Cash Awards") to provide a retirement benefit for senior executives of the Company and its Subsidiaries. The Retirement Stock Awards and Retirement Cash Awards are collectively referred to as "Retirement Awards".

    Each Retirement Award is made pursuant to a written agreement between the Company and the executive which provides for the award of a set aggregate amount of Retirement Stock to be issued in at least five equal annual installments, together with a Retirement Cash Award in an amount to be calculated annually in accordance with a formula determined by the Committee and set forth in the agreement. Dividends are paid only on Retirement Stock which has been issued and delivered to an executive. In order to receive an annual issuance of a Retirement Award, the executive must be employed by the Company or its Subsidiaries on the last day of the Company's fiscal year in which such stock is issued except in case of death, disability or termination of employment other than for cause. The executive may not sell or transfer any Retirement Stock he receives while he is employed by the Company or its Subsidiaries. The transfer restrictions lapse on the earlier of the date (i) when the executive's employment is terminated or (ii) when the executive reaches his normal retirement age, regardless of whether he actually retires at that time.

AMENDMENT AND TERMINATION

    The Long-Term Plan terminates on the tenth anniversary of its effective date, but Options may not be granted under the Long-Term Plan after August 19, 2001. The Board of Directors may from time to time, insofar as permitted by law, suspend, revise or amend the Long-Term Plan in any respect whatsoever except that, without the approval of the stockholders, no such revision or amendment shall: (1) change the number of shares subject to the Long-Term Plan; (2) change the designation of the class of employees eligible to receive Awards; (3) decrease the price at which Options may be granted; (4) remove the administration of the Long-Term Plan from the Committee; (5) render any Committee member eligible to receive an Award under the Long-Term Plan while serving on the Committee; (6) extend the period during which Awards may be granted; or (7) amend the Long-Term Plan in any manner that will cause the Options issued under it to fail to qualify as ISOs. The Board of Directors is specifically directed to revise, modify or amend the Long-Term Plan, without the approval of the stockholders, as may be necessary to satisfy the requirements of the Internal Revenue Code, as amended, to assure that the Options granted thereunder may be treated as ISOs. Termination of the Long-Term Plan will not affect any Awards then outstanding.

OTHER TERMS AND CONDITIONS

    For purposes of the Long-Term Plan, the "Current Market Price" of the Company's Common Stock is the average of the daily closing prices for such Common Stock for the thirty (30) business days preceding the referenced date.

    Awards granted under the Long-Term Plan will be evidenced by written agreements consistent with the Long-Term Plan in such form as the Committee may prescribe. Neither the Long-Term Plan nor such agreements confer any right to continued employment upon any grantee.

    Awards (other than shares of Retirement Stock) are generally non-transferable other than by will or the laws of descent and may be exercised, during a grantee's lifetime, only by the grantee. Restrictions with respect to Retirement Stock are described above.

    Adjustments in the amount of Awards issuable under the Long-Term Plan and in any Awards outstanding may be made in order to preserve the benefits or potential benefits intended to be made available to participants, in the event of merger, consolidation, reorganization, the sale of all or substantially all of the assets of the Company, recapitalization, reclassification, stock splits, stock dividends or similar events.

    The holder of an Award will have no rights as a stockholder with respect to any shares of Common Stock covered by such Award until the date the Common Stock relating to such Award is issued and delivered to such holder.

VOTING INFORMATION FOR THE PROPOSAL

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amendment to the Long-Term Plan.

RECOMMENDATION

    The Board believes that adoption of the amendment of the Long-Term Plan is advisable both to increase the share authorization for stock-based plans and to limit the ability of the Committee to reprice options for no more than ten percent of the outstanding options granted under the Long-Term Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE LONG-TERM PLAN.

                           APPROVAL OF THE AMENDMENT
                           OF THE QUIXOTE CORPORATION
                        1991 DIRECTOR STOCK OPTION PLAN

    The Board of Directors has adopted, subject to approval of the stockholders, an amendment to the 1991 Director Stock Option Plan (the "Director Plan"). The amendment increases the aggregate number of shares available for grant under the Director Plan from 419,445 shares to 539,445 shares, an increase of 120,000 shares, to assure that an adequate number of shares is available for grant during the remaining term of the Director Plan. There are currently 60,000 shares available for grant under the Director Plan. The Director Plan expires August 19, 2001.

    The purpose of the Director Plan is to provide the Company's Directors with an opportunity to increase their equity ownership in the Company and thereby tie their economic interests to other stockholders' interests. The Company's Board of Directors and management believe that properly designed options for the Company's Common Stock also provides a valuable inducement to qualified persons to become and remain affiliated with the Company as Directors. The Company's management believes that the Company's future success and profitability will depend to a great extent on its ability to continue to attract and retain highly qualified individuals as Directors.

    Because the granting of options under the provisions of the amended Director Plan will be entirely within the discretion of the Board of Directors or a committee designated by it, it is not possible to designate the number of options to be granted to individual Directors under the amended Director Plan. It is expected that the number of optionees under the amended Director Plan will not exceed six persons. In fiscal 1998, there was one grant to each Director of options to purchase 10,000 shares of Common Stock at $8.34 per share.

    The following is a summary of the principal provisions of the Director Plan. Capitalized terms used in this summary which are not defined herein have the meanings ascribed to them in the Director Plan. A copy of the Director Plan will be available at the forthcoming Annual Meeting of Stockholders or in advance of the meeting to any stockholder to whom this Proxy Statement is furnished upon written or oral request directed to: Joan R. Riley, Secretary, Quixote Corporation, One East Wacker Drive, Chicago, Illinois 60601; telephone number
(312) 467-6755.

GENERAL INFORMATION

    Under the Director Plan, the Board of Directors is authorized to grant options to Directors subject to limitations of the Plan, including the limitation that no Director may be granted options for more than 90,000 shares. The Director Plan provides that any option requires continued service as a Director for at least one year from the date of grant as a condition of exercise, and such options may thereafter be exercised as the Board of Directors determines; provided, however, that Directors may exercise options in the event of a change-in-control of the Company, notwithstanding the fact that he or she has failed to serve as a Director for one year from the date of grant.

    The purchase price of the shares covered by an option granted under the Director Plan cannot be less than 100% of the current market price of the shares at the date of grant. Current market price is deemed to be the average of the daily closing prices of the Common Stock for the 30 consecutive business days before the date of grant.

    The Director Plan gives the Board the discretion to determine when options may be exercised. Options granted under the Director Plan cannot have a term of more than ten years. Only Directors who are also employees of the Company are eligible to receive incentive stock options (ISOs) within the meaning of the Internal Revenue Code under the Director Plan. See the discussion regarding ISOs at page 14, "Awards Under the Long-Term Plan".

    There are currently six Directors eligible to participate in the Director Plan. An optionee electing to exercise an option must, at the time of exercise, pay the full price of the shares being purchased. Payment of the purchase price may be made in cash or in the Company's Common Stock valued at fair market value on the date of exercise. In the event of a change in control of the Company (as defined in the Plan), the Director Plan currently gives each optionee the right, within 30 days of such change in control, to exercise his options whether or not the option is otherwise exercisable.

SCOPE OF THE DIRECTOR PLAN

    The Director Plan provided that an aggregate of 419,445 shares of the Company's Common Stock were available and reserved for delivery on account of options granted pursuant to the Plan. If an option expires or terminates without having been exercised, the shares of Common Stock associated with that option shall become available for other option grants. The proposed amendment will add 120,000 shares of the Company's Common Stock to the Director Plan to be reserved and available for delivery on the account of options.

PLAN ADMINISTRATION

    The Plan shall be administered by a Committee appointed by the Board of Directors of the Company which shall consist of all members of the Board of Directors unless the Board names other individuals to serve on the Committee. The Committee shall from time to time, at its discretion, recommend to the Board of Directors with respect to option grants and proposed optionees. Interpretation and construction of the provisions of the Plan or of any option granted pursuant to it by the Committee are final unless otherwise determined by the Board of Directors. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

AMENDMENT AND TERMINATION OF THE PLAN

    Options may not be granted under the Director Plan after August 19, 2001. The Board of Directors may from time to time, insofar as permitted by law, suspend, discontinue, revise or amend the Director Plan in any respect whatsoever except that, without the approval of the stockholders, no such revision or amendment shall; (1) change the number of shares subject to the Director Plan; (2) change the designation of the individuals eligible to receive options; (3) decrease the price at which options may be granted; (4) remove the administration of the Director Plan from the Committee; or (5) extend the period during which options may be granted. The Board of Directors is specifically directed to revise, modify or amend the Director Plan, without the approval of the stockholders, as may be necessary to satisfy the requirements of the Internal Revenue Code, as amended, to assure that the Options granted thereunder may be treated as ISOs. Termination of the Director Plan will not affect any options then outstanding.

VOTING INFORMATION FOR THE PROPOSAL

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amendment to the Director Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE DIRECTOR PLAN.

                   FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS
                 GRANTED UNDER THE LONG-TERM AND DIRECTOR PLANS

    The following discussion is intended as a brief summary of the federal income tax treatment of the Options granted under the Long-Term Plan and the Director Plan (together, the "Plans"), under the laws and regulations in effect as of the date of this proxy statement. Because this discussion does not consider all income tax aspects of the Plans, optionees should consult their own tax advisors as to the federal, state and local income tax consequences relating to their particular situations.

    The granting of a Non-Qualified Option authorized under the Plans will not be a taxable event. Non-Qualified Options include options which do not qualify as ISOs. When a Non-Qualified Option is exercised, the optionee generally will be taxed on an amount of compensation income equal to the excess of the market value of the option shares at the time of exercise over the amount paid for such shares. However, under certain circumstances, the income of an optionee who exercises a Non-Qualified Option and is subject to Section 16(b) of the Securities Exchange Act of 1934 (the "1934 Act") may be measured on the basis of the market value of the Option shares as of the date the sale of the option shares at a profit is no longer subject to suit under Section 16(b) of the 1934 Act, unless the optionee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), within thirty (30) days of the exercise of the Non-Qualified Option. Upon the sale or other disposition of Non-Qualified Option shares, the difference between the proceeds received and the sum of the option price plus the compensation income recognized as described above will be capital gain or loss. While compensation income is subject to federal income tax at a maximum rate of 39.6%, capital gains recognized by individuals are now taxed at various rates following the recent enactment of the Taxpayer Relief Act of 1997 (the "1997 Tax Act"); the taxation of capital gains is discussed below. Capital losses will be deductible against capital gains, if any, plus up to $3,000 of an individual's other income; individuals may carry forward any unused capital losses indefinitely.

    The Plans authorize the granting of ISOs to key employees of the Company. ISOs are intended to qualify as "incentive stock options" as defined in Section 422 of the Code. Generally, the optionee recognizes no income on the grant or the exercise of an ISO. If the shares acquired by the exercise of an ISO are disposed more than two years from the Grant Date and more than one year from the date of exercise, the optionee will recognize a capital gain or loss measured by the difference between the sale proceeds and the option price. If the ISO shares are sold before the end of the above described holding periods, however, the optionee will recognize compensation income in an amount equal to the difference between the lesser of the market value of the shares on the date of exercise or the sale price of such shares and the Option Price, with the balance of any remaining gain taxed as capital gain.

    In the year of exercise of an ISO, an individual optionee must increase his or her alternative minimum taxable income by an amount equal to the difference between the market price of the Company Common Stock subject to the ISO on the date of exercise and the option price for purposes of computing liability for the alternative minimum tax. A taxpayer's alternative minimum taxable income is subject to the alternative minimum tax, which can now be as high as 28% but is payable only to the extent it exceeds the taxpayer's regular income tax.

    Recently enacted federal tax legislation has revised the holding periods and tax rates for capital gains. The date on which an asset is sold or otherwise disposed will determine the applicable holding period and tax rate. While "short-term" capital gains (which arise from the sale of capital assets held for 12 months or less) are taxed at regular income tax rates (which can be as high as 39.6%), more favorable tax treatment is accorded to "long-term" capital gains. Assets generally must be held for more than 12 months for long-term capital gain rates to apply; for sales or exchanges after July 28, 1997, and prior to January 1, 1998, the most favorable long-term capital gain rates will apply only if the asset was held for more than 18 months. The 18 month holding period has been eliminated for tax years ending after December 31, 1997.

    The maximum tax rate applicable to long-term capital gains from the sale or exchange of capital assets, such as option shares acquired under the Plans is 20%. However, individuals in the 15% income tax bracket (e.g., for the 1998 tax year, single filers with $25,350 or less of taxable income or married persons filing jointly with taxable income of $42,350 or less) will pay tax at a maximum rate of 10% on their long-term capital gains recognized after May 6, 1997. (If an asset is sold after July 28, 1997, and prior to January 1, 1998, and was held for more than 12 months but not more than 18 months, any capital gain from the sale will be taxed at a maximum rate of 28%). The maximum rate on long-term capital gains will be reduced to 18% (8% for individuals in the 15% income tax bracket) for assets sold or exchanged after December 31, 2000, and held for more than five years; however, the 18% rate will only apply to the disposition of assets acquired after December 31, 2000, and for purposes of determining eligibility for this lower rate, the holding period of option shares will begin on the date that the option is granted. The lower tax rates provided by the 1997 Tax Act will also apply for purposes of the alternative minimum tax.

    Optionees may, at the discretion of the Committee in the case of the Long-Term Plan, or the Board in the case of the Director Plan, pay all or part of the exercise price for their Options by delivering Company Common Stock already owned by them. Based on a Revenue Ruling published by the Internal Revenue Service in 1980, if shares of Company Common Stock already owned by an optionee are used to pay the exercise price of a Non-Qualified Option, no gain or loss will be recognized with respect to the disposition of the previously owned shares. However, the tax basis of the shares delivered as payment will carry over to the shares received upon the exercise of the Option, share for share, to the extent the number of shares received equals the number of shares delivered as payment. The optionee will recognize ordinary income equal to the fair market value on the exchange date of the balance of shares received in the exchange (the number of shares received in excess of the number of shares delivered). The tax basis of these shares will be equal to the taxable income recognized by the optionee in the exchange.

    Under proposed Treasury Department Regulations, an optionee who exercises an ISO by surrendering previously acquired Company Common Stock generally will not recognize taxable gain or loss upon the exchange. The optionee's tax basis of the shares delivered as payment will carry over to the equivalent number of shares received and the tax basis in the remaining shares will be zero. All shares received will be subject to the holding period restrictions applicable to ISOs; upon the disposition of any such shares prior to the expiration of these holding periods, the shares with the lowest tax basis will be deemed to be disposed of first. If payment of the exercise price of an ISO is made with Company Common Stock acquired by an earlier exercise of an ISO that has not been held by the optionee for the applicable holding periods, the optionee will recognize ordinary income to the same extent as if the surrendered stock had been sold in a premature disposition of shares subject to an ISO, but will realize no capital gain or loss in the exchange. However, the stock acquired by this exercise of an ISO will qualify for favorable tax treatment.

    The Company will be entitled to claim a tax deduction for the amount of compensation income recognized by an optionee upon the exercise of a Non-Qualified Option. No such deduction will be available to Company as the result of the exercise of an ISO unless the ISO shares are sold or disposed before the relevant holding periods expire, in which case the Company would be allowed a tax deduction equal to the compensation income recognized by the optionee.

    Neither the Long-Term Plan nor the Director Plan is qualified under Section 401(a) of the Code or is subject to any provisions of the Employee Retirement Income Security Act of 1974.

    THE PRECEDING DISCUSSION DOES NOT COVER ALL POSSIBLE FEDERAL INCOME TAX CONSEQUENCES, AND IS INTENDED ONLY AS A SUMMARY THEREOF. GRANTEES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO FEDERAL AND STATE TAX CONSEQUENCES.

                              APPROVAL OF AUDITORS

    The Directors have recommended that the stockholders approve
PricewaterhouseCoopers L.L.P., a certified public accounting firm, as independent auditors for the Company. A representative of PricewaterhouseCoopers L.L.P. is expected to be present at the Annual Meeting and will have an opportunity to make an independent statement if he or she desires to do so. The representative is expected to be available to respond to appropriate questions.

    The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock represented at the meeting and entitled to vote is necessary to approve PricewaterhouseCoopers L.L.P. as the Company's auditors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE APPROVING PRICEWATERHOUSECOOPERS L.L.P. AS THE COMPANY'S AUDITORS.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The chart below sets forth, as of September 3, 1998, information to the best of the Company's knowledge with respect to the persons who beneficially owned in excess of five percent of the Company's Common Stock; the total number of shares of the Company's Common Stock beneficially owned by each Director and named Executive Officer; and the total number of shares of the Company's Common Stock beneficially owned by the Directors and Executive Officers of the Company, as a group.

                                                                                         AMOUNT       APPROXIMATE
                                                                                       BENEFICIALLY  PERCENTAGE(%)
                              NAME OF BENEFICIAL OWNER                                  OWNED (1)    OF CLASS (1)
-------------------------------------------------------------------------------------  -----------  ---------------
Ryback Management Corp.(2)...........................................................      822,000          10.4
FMR Corp.(3).........................................................................      636,700           8.1
Brinson Partners, Inc.(4)............................................................      611,600           7.7
Wisconsin State Investment Board(5)..................................................      506,100           6.4
Dimensional Fund Advisors(6).........................................................      499,200           6.3
Philip E. Rollhaus, Jr.(7)...........................................................      511,234           6.3
Leslie J. Jezuit.....................................................................      125,911           1.6
Daniel P. Gorey......................................................................       44,989         *
George D. Ebersole...................................................................       88,697           1.1
Joan R. Riley........................................................................       31,767         *
James H. DeVries(7)..................................................................      203,213           2.6
William G. Fowler(8).................................................................      148,632           1.9
Lawrence C. McQuade..................................................................       43,500         *
Robert D. van Roijen, Jr.............................................................       32,500         *
Directors and Executive Officers as a group (9 persons including those individuals
  named above)(7)(8).................................................................    1,230,443          15.6

------------------------

*   Less than one percent (1%).

(1) The shares reported in the above table include shares of Common Stock which can be acquired within 60 days of September 3, 1998, through the exercise of options ("Option Shares") as follows: Mr. Rollhaus - 196,833 shares; Mr. Jezuit - 88,149 shares; Mr. DeVries - 56,500 shares; Mr. Gorey - 17,000 shares; Mr. Ebersole - 3,333 shares; Ms. Riley - 19,591 shares; Mr. Fowler - 61,500 shares; Mr. McQuade - 41,500 shares; Mr. van Roijen - 26,500 shares; and Directors and Executive Officers as a group - 510,906 shares. Each individual's Option Shares are also included in the number of shares of the Company issued and outstanding for purposes of calculating the percentage ownership of each individual in accordance with the rules and regulations of the Exchange Act. Certain of these persons also have options not exercisable within 60 days of September 3, 1998, by which they can acquire the following additional shares of Common Stock: Mr. Rollhaus - 51,667 shares; Mr. Jezuit - 46,296 shares; Mr. Gorey - 25,000 shares; Mr. Ebersole
    - 21,667 shares; Ms. Riley - 15,334 shares; Mr. DeVries - 10,000 shares; Mr. Fowler - 10,000 shares; Mr. McQuade - 10,000 shares; Mr. van Roijen - 10,000 shares; and Directors and Executive Officers as a group - 199,964 shares. These shares are not included in the above table or in the percentage ownership calculations.

(2) Based upon information set forth in a Schedule 13F filing for the period ending June 30, 1998. The listed shares were held in a fiduciary capacity by Ryback Management Corporation and/or Lindner Investment Series Trust. The address for Ryback Management Corporation is 7711 Carondelet Avenue, Box 16900, St. Louis, Missouri 63105.

(3) Based upon information set forth in a Schedule 13F dated June 30, 1998. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of the listed shares as a result of acting as investment adviser to various investment companies. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4) Based upon information set forth in a Schedule 13F filing for the period ending June 30, 1998. Shares owned by Brinson Trust Company, Brinson Holdings, Inc., SBC Holding (USA), Inc. and Swiss Bank Corporation are included in the figures set forth for Brinson Partners, Inc. The address for Brinson Partners, Inc. is 209 South LaSalle, Chicago, Illinois 60604-1295.

(5) Based on information set forth in a Schedule 13G filing for the period ending December 31, 1997. The address for the Wisconsin State Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

(6) Based upon information set forth in a Schedule 13F filing for the period ending June 30, 1998. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 499,200 shares of Quixote Corporation stock as of June 30, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The address for Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.

(7) Messrs. Rollhaus and DeVries may be deemed to be the beneficial owner of 1,000 and 5,492 shares of Common Stock, respectively, owned by their family members. These shares are not included in the above table. Messrs. Rollhaus and DeVries disclaim beneficial ownership of these shares.

(8) Mr. Fowler has a beneficial interest in 890 shares of Common Stock held by his retirement plan. These shares are not included in the above table.

                                 MISCELLANEOUS

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING TO BE HELD IN 1999

    Under the rules and regulations of the Securities and Exchange Commission, proposals of stockholders intended to be presented at the Annual Meeting to be held in 1999 must be received by the Company on or before May 29, 1999, to be considered for inclusion in the Company's proxy statement relative to that meeting. The persons named in the Board's proxy for the 1998 Annual Meeting will be entitled to exercise the discretionary voting authority conferred by such proxy on any shareholder proposal which is not included in the Company's Proxy Statement if the shareholder making such proposal does not give the Company notice before August 17, 1999. Such proposals should be in writing and sent to Ms. Joan R. Riley, Secretary - Quixote Corporation, One East Wacker Drive, Chicago, IL 60601.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal year 1998, the Company believes that all Section 16(a) filing requirements applicable to the Company's Officers and Directors and ten percent shareholders were complied with by such persons.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

    The Company will be pleased to make its Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, available without charge to interested parties. Written requests for the report should be directed to Ms. Joan R. Riley, Secretary - Quixote Corporation, One East Wacker Drive, Chicago, IL 60601.

                                                                  SKU#0524-PS-98

      VOTE VIA TELEPHONE OR THE INTERNET - IT'S QUICK, EASY AND IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. Please note all votes cast via the telephone or the Internet must be cast prior to 5 p.m., November 17, 1998. If you wish to change your address or notify the company that you plan to attend the meeting, please mark the boxes below and return your proxy by mail.

TELEPHONE VOTING:

-  There is NO CHARGE for this call.

- On a Touch Tone Telephone call TOLL FREE 1-888-807-7699 24 hours per day - 7 days a week.

- You will be asked to enter the Control Number which is located above your name and address below.

-------------------------------------------------------------------------------
       OPTION #1: To vote AS THE BOARD OF DIRECTORS RECOMMENDS, press 1.
-------------------------------------------------------------------------------

       Your vote will be confirmed and cast as you directed. END OF CALL.

-------------------------------------------------------------------------------
OPTION #2: If you choose to vote ON EACH PROPOSAL SEPARATELY, press 2. You will hear these instructions:
-------------------------------------------------------------------------------

PROPOSAL 1:   To vote FOR ALL nominees, press 1; to WITHHOLD YOUR VOTE FROM
              ALL nominees, press 2,

              To vote FOR EACH NOMINEE SEPARATELY, press 3; Please listen to the instructions to cast your votes.

PROPOSAL 2-4: To vote FOR, press 1; to vote AGAINST, press 2; to ABSTAIN, press 3.

       Your vote will be confirmed and cast as you directed. END OF CALL.


INTERNET VOTING;

-  As with all Internet access, usage or server fees must be paid by the user.

Visit our internet voting site at http://www.equlserve.com/proxy/ and follow the instructions on your screen. These instructions are similar to those above for telephone voting.

-------------------------------------------------------------------------------
If you vote via telephone or the Internet, it is not necessary to return your proxy by mail. THANK YOU FOR VOTING.
-------------------------------------------------------------------------------



                                  DETACH HERE
-------------------------------------------------------------------------------

/X/  Please mark votes as in this example.


1. Election of Directors.
   NOMINEES:  William G. Fowler and Robert D. van Roijen, Jr.

                        FOR            WITHHELD
                       /  /              /  /


/  / _______________________________________
     For both nominees except as noted above

2. Approving the Amendment of the 1993        FOR      AGAINST   ABSTAIN
   Long-Term Stock Ownership Incentive       /  /       /  /      /  /
   Plan.

3. Approving the amendment of the 1991       /  /       /  /      /  /
   Director Stock Option Plan.

4. Approving the selection of                /  /       /  /      /  /
   PricewaterhouseCoopers LLP as
   Independent auditors of the
   Company.

5. Transaction of such other business as may properly come before the meeting and any adjournments thereof.

   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   /  /

   MARK HERE IF YOU PLAN TO ATTEND THE MEETING      /  /


Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc. if applicable. A corporation must sign in its name by the president or other authorized officers. All co-owners must sign.

Signature: ______________________________  Date:________________

Signature: ______________________________  Date:________________

                                  DETACH HERE
-------------------------------------------------------------------------------

                                     PROXY


                             QUIXOTE CORPORATION


                         ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned hereby appoint(s) Philip E. Rollhaus, Jr. and Joan R. Riley as proxies with full power of substitution and hereby directs them to vote the stock of the undersigned at the Annual Meeting of Stockholders of Quixote Corporation to be held in the Assembly Room at the Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois, Wednesday, November 18, 1998, at 10:00 a.m. Central Standard Time, and at any adjournments thereof, as indicated on the proposals set forth on the reverse side of this Proxy.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, IT WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2,3, AND 4. Discretionary authority is conferred by the Proxy to vote on all matters, other than those specified on the reverse side, which may properly come before the meeting or any adjournment thereof.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.


-------------                                                     -------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
   SIDE                                                                SIDE
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